Exhibit 99.2

ANNUAL STATEMENT OF COMPLIANCE
Principal Life Income Fundings Trust 2004-79 (the “Trust”)

     I, Nancy H. Forte, a duly elected and acting officer of Citibank, N.A. (“Indenture Trustee”), do hereby certify on behalf of the Indenture Trustee, that:

     1. I have reviewed and examined the performance by the Indenture Trustee of the application of trust money collected by the Indenture Trustee pursuant to Section 5.02 and, if applicable, Section 6.06 of the Indenture pursuant to which the Trust’s notes were issued during the fiscal year ending December 31, 2004 (the “Relevant Year”); and

     2. Based upon my review and examination described in 1 above, and except as provided in the Report of Independent Registered Public Accounting Firm on Compliance, dated March 15, 2005, prepared by the Ernst & Young LLP substantially in accordance with Section 4.05 of the Expense and Indemnity Agreement, to the best of my knowledge, the application of trust money collected by the Indenture Trustee pursuant to Section 5.02 and, if applicable, Section 6.06 of the Indenture was performed in accordance with the terms of the Indenture throughout the Relevant Year.

CITIBANK, N.A., as Indenture Trustee

By:	/s/ Nancy H. Forte
	Name:	Nancy H. Forte
	Title:	Assistant Vice President

Date: March 29, 2005